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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
National Semiconductor Corporation:

We consent to incorporation by reference in Amendment No. 2 to the registration statement (No. 333-24113) dated May 30, 1997 on Form S-3 of National Semiconductor Corporation (the Company) of our reports, which reports appear or are incorporated by reference in the May 26, 1996 annual report on Form 10-K of the Company, and to the reference to our firm under the heading "Experts" in the prospectus. Our report covering the Company's May 26, 1996 consolidated financial statements refers to a change in 1996 in its method of accounting for depreciation and in 1994 in its method of accounting for certain costs in inventory.

                                   KPMG Peat Marwick LLP



San Jose, California
May 30, 1997